Exhibit 10.3

AGREEMENT

THIS AGREEMENT MADE AND ENTERED INTO at Cleveland, Ohio this 31st day of May, 1999, by and between FOREST CITY ENTERPRISES, INC., an Ohio corporation, of Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio 44113-2267, hereinafter referred to as “Company”, and DAVID J. LaRUE of 1719 Southbend Drive, Rocky River, Ohio 44116, hereinafter referred to as “Employee”.

WHEREAS, the Company desires to grant to the Employee a benefit to his Estate upon his death, and

WHEREAS, the Compensation Committee of this Company has recommended such benefit to be paid to his Estate, and

NOW THEREFORE, it is agreed that in consideration of the Employee working for the Company, it is agreed that:

In consideration of his employment, if the Employee dies while in the employ of the Company, the Company agrees to pay to the beneficiaries of the Employee as stipulated in his Will, or designated by written notice to the Company from the Employee during his lifetime, or designated by operation of law if the Employee dies intestate, an amount equal to one hundred percent (100%) of the salary paid to the Employee for the last calendar year prior to the death, for a period of five (5) years following the decease of said Employee; said sum to be payable in quarterly installments to said beneficiaries of said deceased Employee.

The parties hereto have set their hands the day and year first above written.

FOREST CITY ENTERPRISES, INC.

By:	/s/ CHARLES A. RATNER
Charles A. Ratner, President

And:	/s/ THOMAS G. SMITH
Thomas G. Smith, Secretary

/s/ DAVID J. LaRUE
David J. LaRUE, Employee